Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”,

HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS

THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

D +1 212-813-6000 F +1 212-813-6060 marketaxess.com	55 Hudson Yards, 15th Floor New York, NY 10001 United States of America

EXECUTION VERSION

February 21, 2024

Ilene Fiszel Bieler

[*****]

[*****]

[*****]

Dear Ms. Fiszel Bieler,

It is my pleasure to confirm our offer for you to join MarketAxess Holdings Inc. (the “Company”) as Chief Financial Officer. You will report to the Company’s Chief Executive Officer. Your start date (“Start Date”) is currently expected to be May 22, 2024, subject to meeting the conditions of employment set forth herein. Your employment shall be on the following terms and conditions:

1.

Base Salary: The Company will pay you a base salary at an annual rate equal to four hundred fifty thousand dollars ($450,000), payable in accordance with the Company’s payroll practices in effect from time to time. The Company’s current payroll practice is to pay base salary on a semi-monthly basis, on the 15th and last day of each month. If either or both of these days falls on a weekend or Company holiday, you will be paid on the business day preceding the weekend or holiday.

2.	Cash Incentives:

a.

You will be eligible to participate in the Company’s 2009 Employee Performance Incentive Plan or any equivalent annual cash incentive plan adopted by the Company from time to time that is applicable to executive officers in lieu thereof (the “Cash Bonus Plan”). For calendar year 2024, your target year-end cash bonus pursuant to the Cash Bonus Plan will be eight hundred thousand dollars ($800,000). The actual bonus paid to you, however, will be based on, among other things, your individual work performance and the performance of the Company and your department and shall be payable in or about February 2025, or the date annual cash incentives are paid to similarly situated executive officers. In addition, you will be eligible for future year-end cash incentives, which shall be paid by the Company, in its sole discretion. In no event, however, will you be eligible to receive such cash incentive (or any portion thereof), including the cash incentive payment for calendar year 2024, if you are not actively employed by the Company on, or have received or given notice of termination or resignation prior to, the date on which cash incentives are paid to employees generally. Except as otherwise provided herein, all cash incentive payments shall be subject to the terms and conditions of the Cash Bonus Plan.

b.

Subject to you signing the promissory note and wage deduction authorization attached as Exhibit A, the Company will pay you a one-time cash bonus of one million one hundred fifty thousand dollars ($1,150,000) (the “Cash Make-Whole Award”) which will be payable as soon as practical after your Start Date. You shall not vest in the Cash Make-Whole Award until the one-year anniversary of your Start Date, and if you (a) resign your employment, (b) provide notice of your intent to resign your employment, or (c) if your employment is terminated by the Company for Cause (as defined in the Severance Protection Agreement set forth in Exhibit B) prior to the one-year anniversary of your

Start Date, you will be required to repay the Cash Make-Whole Award to the Company within thirty (30) days of your termination date; provided, however, if you resign with Valid Reason (as defined in the Severance Protection Agreement set forth in Exhibit B) prior to the one-year anniversary of your Start Date, you shall not be required to repay the Cash Make-Whole Award to the Company. For the avoidance of doubt, if the Company terminates your employment without Cause or if your employment is terminated due to death or Disability (as defined in the Severance Protection Agreement set forth in Exhibit B) prior the one-year anniversary of your Start Date, you, or in the case of your death, your estate, shall not be required to repay the Cash Make-Whole Award to the Company. The amount of the Cash Make-Whole Award shall be reduced by (i) any year-end cash incentive payments provided to you by your current employer that are attributable to calendar year 2023, (ii) any deferred cash compensation from your current employer that is currently scheduled to vest between February 16, 2024 and December 31, 2024, that is not forfeited upon the termination of your employment with your current employer and (iii) the value of any equity award from your current employer that is currently scheduled to vest between February 16, 2024 and December 31, 2024, that is not forfeited upon the termination of your employment with your current employer.

3.	Equity Incentives:

a.

For calendar year 2024, the target grant date value of your year-end equity award will be one million one hundred fifty thousand dollars ($1,150,000). The actual equity award granted to you, however, will be based on, among other things, your individual work performance and the performance of the Company and your department. The award will be comprised equally of (a) a time-based award in the form of restricted stock units or stock options, at your election, and (b) a performance-based award in the form of performance stock units, and, in each case, shall be granted in or about February 2025. The time-based portion of such equity award will vest in three substantially equal annual installments on the first, second and third anniversaries of such award, subject to your continued service with the Company through the applicable vesting date. The structure of the performance-based portion of such equity award will be determined by the Compensation and Talent Committee of the Company’s Board of Directors (the “Compensation Committee”), but is currently expected to cliff-vest on the third anniversary date of the award, subject to the certification of the performance criteria for such award set by the Compensation Committee and your continued service with the Company through the vesting date. In addition, you will be eligible for year-end equity incentives for future calendar years, which shall be granted by the Company in its sole discretion based on individual and company performance. In no event, however, will you be eligible for such equity incentive (or any portion thereof) if you are not actively employed by the Company on, or have received or given notice of termination or resignation prior to, the date on which equity incentives are granted to employees generally.

b.

On the first business day of the first new calendar month following your Start Date (the “Award Date”), subject to the conditions described herein, you will be granted a one-time restricted stock unit award (the “Equity Make-Whole Award” and together with the awards described in Section 3.a., the “Equity Awards”) of the Company’s common stock with a grant date value of two million seven hundred thousand dollars ($2,700,000). The award will vest in three substantially equal annual installments on each anniversary of the Award Date subject to your continued service to the Company; provided, however, if you resign with Valid Reason or the Company terminates your employment without Cause prior to the third anniversary of the grant date, the unvested portion of the Equity Make-Whole Award shall immediately vest. The amount of the Equity Make-Whole Award shall be reduced by: (i) any deferred cash compensation from your current employer that is currently scheduled to vest after December 31, 2024, that is not forfeited upon the termination of your employment with your current employer and (ii) the value of any equity award from your current employer that is currently scheduled to vest after December 31, 2024 that is not forfeited upon the termination of your employment with your current employer.

c.	The actual number of shares underlying the Equity Awards will be determined by the Company in its sole discretion in accordance with its equity granting practices.

d.

The Equity Awards will be governed by the terms and conditions of the Company’s 2020 Equity Incentive Plan (the “Equity Incentive Plan”), the Guidelines for Restricted Stock Units granted under the Equity Incentive Plan, if applicable, and the form of Restricted Stock Unit Agreement, Stock Options Agreement or Performance Stock Unit Agreement, in each case, as applicable and as determined by the Compensation Committee.

e.

The Equity Awards are subject to the approval of the Company’s Compensation Committee and the full execution of an award agreement(s) by you and the Company. The Equity Awards are also contingent on your being employed with the Company on the date of grant and will only vest subject to your continued service with the Company through each applicable vesting date. Once you reach the age of 60, the Company will meet with you at your request to discuss your anticipated retirement date and the Company will take such anticipated date into consideration when designing the vesting schedules or retirement provisions of any equity awards granted to you after the date of such meeting.

f.

You will be subject to share ownership guidelines (“SOGs”) of three times your then current base salary as set forth in the Company’s Corporate Governance Guidelines. You are expected to comply with this provision while employed as Chief Financial Officer of the Company. The SOGs may change from time to time as determined by the Company’s Board of Directors in its sole discretion, as recommended by the Nominating and Corporate Governance Committee.

4.

Employment At-Will: You will be an employee at-will, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without Cause by providing (a) two weeks’ notice by the Company or (b) three months’ notice by you. The Company may terminate the employment relationship immediately without notice with Cause. During your employment, it is expected that you will devote your full business efforts and time to the Company.

5.

Severance Protection Agreement and Restrictive Covenant Agreement: Notwithstanding that you will be an employee at-will, you shall be entitled to the benefits, and bound by the obligations, as set forth in the Severance Protection Agreement set forth as Exhibit B. As a condition precedent to the effectiveness of this Offer Letter and the Severance Protection Agreement, you shall sign and deliver to the Company the Proprietary Information and Non-Competition Agreement (the “Restrictive Covenant Agreement”) attached as Exhibit C hereto. You understand and agree that the Company would not hire you, provide you with this Offer Letter or execute the Severance Protection Agreement unless you agree to be bound by the terms and conditions of the Restrictive Covenant Agreement.

6.

Taxes; 409A: All amounts of compensation paid to you, including the one-time cash signing bonus described above, shall be paid subject to applicable taxes and deductions as required by law. The parties agree that this Offer Letter shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively, “Section 409A”), and all provisions of this Offer Letter shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A or any damages for failing to comply with Section 409A. The Severance Protection Agreement includes additional terms and conditions, including in relation to taxes, that shall apply to your employment with the Company and any termination thereof.

7.

Company Policies: You will be subject to all rules and policies, including (a) those set forth in the Company’s employee handbook, applicable to employees of the Company generally or at your level or in your position and (b) any compensation recapture policies established by the Board (or any committee thereof) generally applicable to the Company’s executive officers from time to time, in its sole discretion, including the MarketAxess Holdings Inc. Erroneously Awarded Compensation Recovery Policy and the MarketAxess Holdings Inc. Incentive-Based Compensation Recovery Policy. You will be eligible to participate in the Company’s comprehensive benefits plans and programs, including life, health, dental and disability insurance and an employer matched 401(k) plan, in accordance with their terms from time to time as determined by the Company. Your benefit plan eligibility may be limited by the terms and conditions of the Company’s benefit plans as in effect from time to time.

8.

Representations & Warranties: By signing this Offer Letter, you represent and warrant that: (i) you are not currently subject to any agreement, restriction or legal obligation that would prevent you from being employed by the Company or limit your ability to perform your duties as an employee of the Company, including any restrictive covenants or non-competition agreements that in any way restrict your ability to engage in or solicit business of any type engaged in by the Company or participate in recruiting or staffing efforts on behalf of the Company; (ii) your accepting this offer and agreeing to employment with the Company under these terms will not conflict with, violate or constitute a breach or otherwise violate the terms of any legal obligation, restrictive covenant, or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment; (iii) you will not use or disclose in your employment with the Company any confidential or proprietary information in which any third party has an interest unless you have obtained authorization for possession and use of such materials or documents; and (iv) you will return all property and confidential information belonging to any prior employer before your commencement of employment with the Company unless you have obtained authorization for possession and use of such materials or documents.

9.

Entire Agreement: This Offer Letter, including the Severance Protection Agreement and the Restrictive Covenant Agreement referenced herein, represents the entire agreement between you and MarketAxess regarding your employment with the Company and supersedes any and all previous and contemporaneous agreements and representations, written or oral. This Offer Letter may not be changed or terminated except in writing signed by the Company.

10.

Waiver/Arbitration: By accepting this offer of employment, you agree to submit any and all claims you may have against the Company on an individual basis. This means that no claim (including any claim related to terms or conditions of your employment with or compensation paid by the Company, or any change in or termination of your employment) may be litigated or otherwise adjudicated on a class or collective basis. You also hereby waive any right to submit, initiate, or participate in a representative capacity or as a plaintiff, claimant, or member in a class action, collective action, or other representative or joint action against the Company, regardless of whether the action is filed in a judicial or administrative forum.

Any “Covered Claim” shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to submit the dispute for mediation administered by JAMS, unless doing so would be futile. If the parties are unsuccessful at resolving the dispute through negotiation or mediation, the parties agree to arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures. “Covered Claims” include disputes, claims, or causes of action or controversies relating to the offer letter, the breach thereof or your employment with the Company and include, but are not limited to, claims for breach of any contract, tort claims, claims for wages, bonuses, or other compensation, claims for discrimination, harassment, or retaliation based on any protected class, characteristic, or trait under federal, state, or local law. Notwithstanding anything to the contrary, “Covered Claims” do not include whistleblower retaliation claims under the Sarbanes-Oxley Act (SOX) or the Dodd-Frank Act that cannot be arbitrated as a matter of law or any other claims that, as a matter of law, the parties cannot be compelled to arbitrate under applicable federal, state, or local law. The arbitration shall be arbitrated by a single arbitrator mutually selected by you and the Company, with JAMS to appoint the arbitrator in the event that the parties are unable to agree on the selection within thirty days following the initiation of the arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome (a) each party shall pay all its own costs and expenses, including without limitation its own legal fees and expenses (other than as provided in any fee shifting statute that provides for attorneys’ fees to a prevailing party).

11.

Miscellaneous: You understand that in the future, the Company may become subject to new or modified laws or regulatory guidance concerning the compensation of its employees. By accepting this offer of employment, you hereby acknowledge the Company’s responsibilities in this regard, and recognize that, as a consequence of any such legal or regulatory change(s), the Company may be required to, and hereby reserves the right to, restructure any aspect of the compensation package outlined in this letter to the extent the Company, in its sole discretion, deems it necessary to do so. This Offer Letter shall be interpreted in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof. By signing below and accepting the terms of this Offer Letter, you agree that the Company may assign this Offer Letter to any successor or assign.

The Company will provide you with various documentation that must be completed prior to your first day of employment including, but not limited to, an employment application. This offer and/or your continued employment is also contingent upon the Company’s satisfactory confirmation of prior employment and references, as well as your successful completion of all facets of the Company’s pre-employment screening process, which may include a screening test for illegal drugs and controlled substances, confirmation that you are legally able to work for the Company in the United States in the position offered to you, and a background investigation.

Please indicate your understanding and acceptance by executing the below.

We are excited about the prospect of you joining the Company. We look forward to welcoming you to the team!

Yours truly,
MARKETAXESS HOLDINGS INC.

/s/ Julie Sheffet
Julie Sheffet
Chief Human Resources Officer

Accepted:	/s/ Ilene Fiszel Bieler	Date: February 21, 2024
Ilene Fiszel Bieler

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